Exhibit 99.2

Practicare Medical Management, Inc.

Balance Sheet

(Unaudited)

June 30, 2014
Assets
Current Assets
Cash and equivalents	$166,715
Accounts receivable, net of allowance for doubtful accounts of $96,054	608,799
Other receivable, related party	1,428
Other current assets	42,287
Total Current Assets	819,229

Fixed Assets
Software	878,107
Computer and office equipment	1,511,564
Furniture and fixtures	210,099
Leasehold improvements	42,434
Vehicles	91,775
Less: accumulated depreciation and amortization	(2,664,023)
Net Property and Equipment	69,956

Other Assets
Intangible assets net of accumulated amortization of $150,000	-
Other assets	23,985
Total Other Assets	23,985
Total Assets	$913,170

Liabilities and Stockholders' Equity
Current Liabilities
Line of credit	$61,794
Accounts payable	176,094
Accrued expenses	126,454
Total Current Liabilities	364,342

Commitments & contingencies
Stockholders' Equity
Common Stock (no par value, 200 shares authorized, 134.68 issued, 134.68 outstanding)	538,619
Retained earnings	10,209
Total Stockholders' Equity	548,828
Total Liabilities and Stockholders' Equity	$913,170

See notes to the financial statements.

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Practicare Medical Management, Inc.

Statements of Operations and Retained Earnings

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net Revenue	$1,071,179	$1,222,392	$2,062,565	$2,485,957

Operating Expenses
Direct operating costs	821,226	944,266	1,659,824	2,039,493
Direct operating costs, related parties	49,045	49,871	98,739	102,754
Selling, general and administrative	181,042	145,947	367,499	354,516
Selling, general and administrative, related parties	87,545	111,881	197,646	217,379
Operating Loss	(67,679)	(29,573)	(261,143)	(228,185)

Other Income (Expense)
Other income	45	231	82	385
Interest expense	(457)	(474)	(874)	(999)
Total Other Income	(412)	(243)	(792)	(614)

Net Loss	$(68,091)	$(29,816)	$(261,935)	$(228,799)

Retained Earnings, Beginning of Period	78,300	490,813	272,144	689,796
Retained Earnings, End of Period	$10,209	$460,997	$10,209	$460,997

See notes to the financial statements.

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Practicare Medical Management, Inc.

Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Cash Flows from Operating Activities
Net Loss	$(261,935)	$(228,799)
Adjustment to Reconcile Net Loss to Net Cash Used In Operating Activities:
Depreciation and amortization	16,196	37,693
Allowance for doubtful accounts	4,630	(24,115)
(Increase) Decrease in Assets:
Accounts receivable	(36,593)	132,939
Other current assets	(3,500)	-
Increase (Decrease) in Liabilities:
Accounts payable	158,344	31,773
Accrued expenses	2,744	(56,260)
Net Cash Used In Operating Activities	(120,114)	(106,769)

Cash Flows from Investing Activities
Cash paid for fixed assets	(2,894)	-
Net Cash Used In Investing Activities	(2,894)	-

Cash Flows from Financing Activities
Payments on line of credit	(5,500)	(11,000)
Net Cash Used In Financing Activities	(5,500)	(11,000)

Net Decrease in Cash and Cash Equivalents	(128,508)	(117,769)
Cash and Cash Equivalents at Beginning of Period	295,223	440,074
Cash and Cash Equivalents at End of Period	$166,715	$322,305

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$874	$999
Income taxes	$-	$-

See notes to the financial statements.

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Practicare Medical Management, Inc.

Notes to the Financial Statements

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Practicare Medical Management, Inc. ("Company") is a New York corporation engaged in the business of providing medical billing and practice management services to physicians and physician groups. The Company operates in various locations throughout New York State. The Company is a wholly owned subsidiary of Ultimate Medical Management, Inc.

Use of Estimates

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company sells its services to customers on an open credit basis. Accounts receivable are uncollateralized, non-interest-bearing customer obligations. Accounts receivable are due within 30 days unless specifically negotiated in the customers contract. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible or establishes an allowance for doubtful accounts, based on factors surrounding the credit risk of specific customers, historical trends and other information. This estimate is based on reviews of all balances in excess of 90 days from the invoice date.

Fixed Assets

The cost of fixed assets is depreciated using the straight-line method based on the useful lives of the assets: three years for software, three to five years for computer and office equipment, five years for vehicles, seven years for furniture and fixtures and the remaining lease life for leasehold improvements.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate fair value because of the current maturity of these items.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset might not be recoverable. An impairment loss, measured as the amount by which the carrying value exceeds the fair value, is triggered if the carrying amount exceeds estimated undiscounted future cash flows. Actual results could differ significantly from these estimates, which would result in additional impairment losses or losses on disposal of the assets.

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Practicare Medical Management, Inc.

Notes to the Financial Statements

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company recognizes revenue as its services are rendered. The Company generally renders billings to its client healthcare providers upon collection of the related client accounts receivable. The Company has arrangements with certain clients to bill per procedure as claims are submitted for reimbursement from patients or third-party payers. For collection-based contracts, revenue is recognized based on the collections from billings rendered for physician clients. The collections are then multiplied by the percentage fee that the Company charges for its services to compute the appropriate revenue. For per-procedure contracts, revenue is recognized upon submission of clients' claims.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the three months ended June 30, 2014 and 2013 was $1,575 and $2,572, respectively. Advertising expense for the six months ended June 30, 2014 and 2013 was $5,810 and $2,824, respectively.

Income Taxes

The Company has elected with Federal and New York State taxing authorities to be treated as an S corporation. As such, all taxable income or loss of the Company is reportable on the individual income tax returns of the Company's stockholders.

Uncertain Tax Positions

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of June 30, 2014, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company’s 2011, 2012 and 2013 Federal and State tax returns remain subject to examination by their respective taxing authorities. Neither of the Company’s Federal or State tax returns are currently under examination.

Subsequent Events Evaluation Date

The Company evaluated the events and transactions subsequent to its June 30, 2014 balance sheet date and, in accordance with FASB ASC 855-10-50, “Subsequent Events,” determined there were significant events to report through August 20, 2014, which is the date the financial statements were issued. See Note 9 – Subsequent Event footnote for further details.

NOTE 2- GOING CONCERN AND MANAGEMENT’S PLANS

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company has suffered the loss of significant customers and was unable to meet the debt covenants required by the bank pertaining to the Company’s line of credit. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on its ability to substantially reduce costs and obtain a purchaser to acquire its current contracts. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

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Practicare Medical Management, Inc.

Notes to the Financial Statements

(Unaudited)

NOTE 3 - CONCENTRATIONS OF BUSINESS AND CREDIT RISK

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits of $250,000.

For the three months ended June 30, 2014 and 2013 the Company had three and two customers that represented approximately 37% and 16% of sales, respectively. For the six months ended June 30, 2014 and 2013 the Company had three and two customers that represented approximately 34% and 16% of sales, respectively. The Company had a total of $136,857 and $68,957 in accounts receivable from these customers as of June 30, 2014 and 2013, respectively.

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consist of the following:

	Weighted Average Amortization Period (Years)	June 30, 2014	Accumulated Amortization

Non-compete agreement	3	$15,000	$(15,000)
Customer lists	3	135,000	(135,000)
		150,000	$(150,000)
Less accumulated amortization		(150,000)
		$-

NOTE 5 - LINE OF CREDIT

The Company and its parent have an unsecured $400,000 line of credit available with a bank collateralized by the assets of the Company. The annual interest rate for the line of credit is the bank's prime rate. The Bank requires the Company to meet certain financial performance covenants annually. For the period ended June 30, 2014, the Company had not met its debt covenants. The lenders may demand repayment of the line of credit, but no such demand has been made.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company leases office space to a company owned partially by its President. Income under this agreement totaled $750 and $750 for three months ended June 30, 2014 and 2013, respectively, and $1,500 and $1,500 for six months ended June 30, 2014 and 2013, respectively.

The Company outsources services to Practicare International ("International"), an affiliate organized in Poland. International is engaged in the business of data entry on behalf of the Company. For the three months ended June 30, 2014 and 2013 the Company paid International $51,500 and $52,500, respectively. For the six months ended June 30, 2014 and 2013 the Company paid International $103,500 and $109,000, respectively.

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Practicare Medical Management, Inc.

Notes to the Financial Statements

(Unaudited)

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company leases certain office space and equipment under leases which have been classified as operating leases.

The Company leases its principal office space in Liverpool, New York from 1914 Teall Avenue Associates under an agreement expiring in June 2017. The Partnership is partially owned by certain stockholders of the parent Company. The current monthly base rent is $28,438.

The Company leases office space in Vestal, New York from WSKG Public Telecommunications Council. Beginning September 1, 2010 the lease automatically renews annually for five terms unless cancelled. The current monthly base rent is $4,780.

The Company leases office space in Clifton Springs, New York from Clifton Springs Hospital & Clinic. The lease term is for one year, expiring on January 31, 2011. Beginning February 1, 2011 the lease automatically renews annually unless cancelled. The current monthly base rent is $297.

The Company leases office space in Bayshore, New York from Global Team L.I. II, LLC. The lease term is for three years, expiring on January 31, 2014. The base rent is $19,980 in year one and increases 3% in years two and three.

The Company has month-to-month lease agreements for office space in various satellite locations.

The Company leases equipment in Clifton Springs, New York from Pitney Bowes. The lease term is for 51 months, expiring on August 9, 2015. The base rent is $254 per quarter.

The Company leases equipment in Liverpool, New York from Pitney Bowes. The lease term is for 63 months, expiring on February 28, 2018. The base rent is $1,377 per month.

Rental lease payments for the three months ended June 30, 2014 and 2013 were $106,070 and $113,225, respectively, and the six months ended June 30, 2014 and 2013 were $214,250 and $225,829, respectively.

The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of June 30, 2014.

Future Minimum Lease Payments

Year Ending December 31,
2014	$208,639
2015	400,676
2016	367,149
2017	192,774
2018	2,754
$1,171,992

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Practicare Medical Management, Inc.

Notes to the Financial Statements

(Unaudited)

NOTE 8 - RETIREMENT PLAN

The Company offers substantially all employees the opportunity to participate in a 401(k) profit sharing plan ("the Plan"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Employees may elect to defer the maximum percentage of their compensation allowed by law and may select a number of available investment options. All contributions by the Company are at the discretion of management. Management elected to match 66-2/3% of participant elected deferrals up to a maximum of 4% of participant compensation for 2014 and 2013. The Company's contributions totaled $16,849 and $17,394 for the three months ended June 30, 2014 and 2013, respectively and $32,994 and $38,147 for the six months ended June 30, 2014 and 2013, respectively.

NOTE 9 – SUBSEQUENT EVENT

In August 2013, the Company signed an Asset Purchase Agreement to sell its customer list, software, computer and office equipment, furniture and fixtures, vehicles and other current assets to Medical Transcription Billing, Corp. This sale was closed concurrently with the IPO of Medical Transcription Billing, Corp. on July 28, 2014.

The selling price of these assets was $3.4 million, of which approximately $2.4 million was paid in cash and approximately $1.1 million was paid through the issuance of the Company’s common stock, less a fair value adjustment of approximately $177,000 to account for possible sale price adjustments after one year of IPO.

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